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                                                                     Exhibit 4.5

                             STOCK OPTION AGREEMENT
                                     UNDER
                                PCC GROUP, INC.
                             1992 STOCK OPTION PLAN


          This Stock Option Agreement is dated February 10, 1996 (the "Date of Grant" hereof), and entered into between PCC Group, Inc. ("PCCG"), and ("Optionee"). It is not intended to be an Incentive Stock Option as defined at
Section 422A of the Internal Revenue Code, as amended.

          The Compensation Committee of the PCCG Board of Directors has been appointed and designated by the Board of Directors of PCCG as the Committee to administer its 1992 Stock Option Plan ("Plan"). The Committee has granted to Optionee an option to purchase all or any portion of 10,000 shares of Common Stock of PCCG (the "Option") pursuant to the definitions and provisions of the Plan.

          To evidence the Option so granted, and to set forth its terms and conditions as provided in the Plan, PCCG and the Optionee hereby agree as follows:

1.   Option Price.

     The Option Price is $1.50 for each share, as determined by the Committee in accordance with the provisions of the Plan.

2.   Exercise of Option.

     This option shall be exercisable, subject to the provisions hereof and of the Plan, as follows:

     2.1 Term of Exercise. This Option may be exercised after the effective date hereof, in the following installments:

                                                 Cumulative
                                             Percentage of Total
                                              Shares Subject to
Period of Continuous Employment              Option Which May Be
After Date of Grant of Option                     Exercised
-------------------------------              -------------------
Six months and one day                               100%

The shares of Common Stock available for exercise may be purchased, subject to the provisions hereof, at any time and from time to time after they become exercisable and prior to the expiration of the Option a specified at Section
2.6 hereof.

     2.2 Who May Exercise. During the lifetime of Optionee, this Option may be exercised only by him. If Optionee shall die during
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his employment by Company (as defined in the Plan), and prior to the expiration date specified in Section 2.6 hereof, the Option may be exercised to the extent of the number of shares available for exercise by the Optionee on the date of his death, by the person or persons to whom Optionee's right hereunder shall pass by will or by the laws of descent and distribution, at any time prior to its termination.

     2.3 Method of Exercise. This Option shall be exercisable by a written notice, which shall:

          (a) state the election to exercise this Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

          (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be required by counsel for PCCG;

          (c) be signed by the person or persons entitled to exercise this Option and, if this Option is being exercised by any person or persons other than the Optionee, be accompanied by proof satisfactory to counsel for PCCG of the right of such person or persons to exercise the Option; and

          (d) be delivered in person or by certified mail to the Secretary of PCCG, together with payment for such shares as specified below.

          The obligation of PCCG to deliver Common Stock upon exercise of this Option shall be subject to applicable federal, state and local tax withholding requirements, and to all other laws, including wage and salary controls, and compliance with all securities laws.

          2.4 Payment for Shares. Upon exercise of this Option, payment of the purchase price shall be made to PCCG in cash or, at the discretion of the Committee, through the delivery to PCCG of a promissory note equal in principal amount to the Option Price, or through the delivery of shares of Common Stock of PCCG held by the Optionee with a value equal to the Option Price. The fair market value of shares tendered in exchange will be determined in such appropriate manner as may be provided for by the Committee or as may be required in order to comply with or to conform to the requirements of any applicable or relevant laws or regulations.



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     2.5  Restrictions on Exercise.

          2.5.1 The minimum number of shares with respect to which this Option may be exercised at any one time is ten (10) shares, unless the number purchased is the total number at the time available for purchase. This Option may be exercised only with respect to full shares of Common Stock; no fractional shares will be issued.

          2.5.2 This Option may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation.

          2.5.3 PCCG may (but need not) require as a condition to the exercise of this Option in whole or in part, at any time, that the Optionee (or any person exercising the Option after Optionee's death in accordance with the provisions hereof) represent to PCCG that he is acquiring the Common Stock to be issued to him upon such exercise for his own account for investment only and not with a view to distribution and, in any such event, each stock certificate issued to represent such Common Stock may bear a legend on its face giving notice of the restriction on transfer thereof imposed by the Securities Act of 1933 or otherwise by federal and/or state law.

          2.5.4     This Option may not be exercised after its termination.

     2.6  Termination of Option.   This Option shall terminate and may
thereafter not be exercised:

          2.6.1 Ninety (90) days after the date Optionee's employment by Company is terminated for any reason other than the death, Disability (as defined in the Plan) or Retirement (as defined in the Plan) of Optionee except that such ninety (90) day period shall be extended to twelve (12) months if Optionee shall die during the ninety (90) day period;

          2.6.2 Immediately upon a determination by the Committee that Optionee has committed a misconduct as provided in Section 16 of the Plan; or

          2.6.3     Five (5) years from the date it was granted.

To the extent any portion of this Option is not presently exercisable on the date that Optionee's employment with Company terminates for any reason, such portion of this Option automatically terminates and is not exercisable thereafter.


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3.   Transferability of Option.

     This Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during Optionee's life, only by him.

4.   Rights as Shareholder.

     Optionee shall have no rights as a shareholder with respect to any Common Stock covered by this Option until the issuance and delivery of a certificate or certificates to him for such Common Stock. No adjustments shall be made for dividends or other rights for which the record date is prior to the issuance and delivery of such certificate or certificates.

5.   Capital Adjustments.

     The number and price of the shares of Common Stock covered by this Option shall be proportionately adjusted in the manner provided in the Plan to reflect, as deemed equitable and appropriate by the Committee, any stock dividend, stock split or share combination of the Common Stock or any recapitalization of PCCG. Subject to the provisions of Section 11 of the Plan, in any merger, consolidation, reorganization, liquidation, or dissolution, this Option may pertain to the securities and/or other property, if any, which a holder of the number of shares of Common Stock covered by this Option would have been entitled to receive in connection with such event.

6.   Notice.

     Notice to the Secretary of PCCG shall be deemed given in writing when personally delivered, or mailed by certified mail, to the Secretary of PCCG at the then principal office of PCCG.

7.   Governing Law.

     This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

8.   Effect of Plan.

     This Option has been granted pursuant to the Plan, all of the provisions of which, modified to the extent herein specifically provided, are by this reference incorporated herein. All deter-


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minations of the Committee made in administering the Plan, shall as therein provided, be binding on PCCG and on Optionee.

          IN WITNESS WHEREOF, PCCG and Optionee have duly executed this Option Agreement.


OPTIONEE:                                    PCC GROUP, INC.

    /s/ J. LAURO VALDOVINOS                    By:        /s/ JACK WEH
--------------------------------                   ---------------------------
        J. Lauro Valdovinos                                   Jack Weh



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